news release

EXHIBIT 99.1

Media Hotline: 1-888-326-6694
Resource Center: 1-800-732-6643

Contact:	Jason Lobo
202-752-1692
Number:	4539
Date:	November 26, 2008

Fannie Mae Advises NYSE of Intent to Meet Continued Listing Standard

WASHINGTON, DC – Fannie Mae (FNM/NYSE) today reported in a filing with the Securities and Exchange Commission (SEC) that the company has notified the New York Stock Exchange (NYSE) that it intends to bring the share price of its common stock and the average share price of its common stock for 30 consecutive trading days above $1.00 by no later than May 11, 2009.

Fannie Mae is currently working with its conservator, the Federal Housing Finance Agency (“FHFA”), to determine the specific action or actions that Fannie Mae will take to cure the deficiency. If necessary to bring its share price and its average share price for 30 consecutive trading days above $1.00, and subject to the approval of the U.S. Department of Treasury, Fannie Mae has advised the NYSE that it may undertake a reverse stock split in order to cure the deficiency by the May 11, 2009 date. Fannie Mae expects to determine the actual number of shares that will produce one share of common stock as a result of any reverse stock split based on both the market price of Fannie Mae’s common stock prior to announcement of the split and additional input from FHFA and Treasury.

Under applicable NYSE rules, Fannie Mae now has until May 11, 2009, subject to supervision by the NYSE, to bring its share price and its average share price for 30 consecutive trading days above $1.00. If it fails to do so, the NYSE will initiate suspension and delisting procedures.

Fannie Mae’s common stock and each of the company’s listed series of preferred stock continue to trade on the exchange’s main platform under the symbol or prefix “FNM,” but with the addition of a “.BC” to indicate to investors that the company is not currently in compliance with the exchange’s continued listing standards.

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Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. In 2008, we mark our 70th year of service to America’s housing market. Our job is to help those who house America.